EXHIBIT B

                 [FORM OF BILL OF SALE]


KNOW ALL MEN BY THESE PRESENTS THAT ___________________ ("Seller"), for and in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by _________________________, not in its individual capacity, but solely as Owner Trustee under that certain Trust Agreement dated as of ___, ___ ("Purchaser"), the receipt of which is hereby acknowledged, grants, bargains, sells, conveys, transfers and delivers unto Purchaser, its successors and assigns forever all right, title and interest of Seller in and to the equipment described on Schedule A attached hereto and made a part hereof (the "Equipment"), free and clear of any and all liens, claims, charges and encumbrances.

Seller does hereby agree to and with Purchaser, its successors and assigns, to warrant and defend title to the aforesaid Equipment hereby sold unto Purchaser, its successors and assigns against all and every person and persons whomsoever.

Seller hereby represents and warrants to Purchaser that Seller is the record and beneficial owner of such Equipment and that Seller has full right, power and authority to sell the Equipment and to make this Bill of Sale.

Seller, for itself and it s successors and assigns further covenants and agrees to do, execute and deliver, or to cause to be done, executed or delivered, all such further acts, transfers and assurances, for the better assuring, conveying and confirming unto Purchaser and its successors and assigns the rights and interests in the Equipment hereby bargained, sold, assigned, transferred, set over and conveyed, as Purchaser and its successors and assigns shall reasonably request.

This Bill of Sale and the representations, warranties and covenants herein contained shall inure to the benefit of Purchaser and its successors and assigns, shall be binding upon Seller and its successors, assigns and transferees, and shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, Seller has hereunto set its hand by an officer as of this _____ day of ______, ______.


__________________________________________



By:______________________________________


Title:______________________________________